FIRST FINANCIAL FUND, INC.
                              Gateway Center Three
                               100 Mulberry Street
                          Newark, New Jersey 07102-4077

                                  July 22, 2002

To our Stockholders:

      The Board of Directors of First Financial Fund, Inc., a Maryland corporation (the "Fund"), recently sent you proxy materials and a subsequent letter related to the Fund's Annual Meeting of Stockholders (the "Meeting") to be held on August 12, 2002, strongly recommending the re-election of the incumbents, Eugene C. Dorsey and Robert E. La Blanc, as Class I Directors of the Fund. WE URGE YOU TO VOTE FOR THE INCUMBENTS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE.

      We believe that re-electing the incumbents is in the best interests of all Fund stockholders. Clearly, the incumbents are the best choice to promote the Fund's continued excellence because:

   o the incumbents have successfully overseen the Fund through both positive and negative market cycles during their terms of service;

   o the incumbents are independent of the Fund's investment adviser, Wellington Management Company, LLP ("Wellington Management"), the Fund's administrator, Prudential Investments LLC, and any large Fund stockholders, including the group of family trusts advised by Stewart R. Horejsi that owns approximately 39% of the Fund's shares (the "Horejsi Group");

   o the incumbents have significant experience with investment companies, public companies and other business organizations, and are familiar with the financial services sector;

   o the incumbents' sole interest in the Fund is to oversee its operations for the benefit of all Fund stockholders; and

   o the incumbents have worked closely with Nicholas C. Adams, the Fund's portfolio manager, and his team at Wellington Management, who have achieved exceptional returns for the Fund by investing in accordance with the Fund's unique and long-standing focus on small and mid-sized financial institutions.

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For these reasons, we are convinced that Messrs. Dorsey and La Blanc are the best persons to serve as Class I Directors and strongly support their re-election to the Board.

      You may have recently received letters from the Horejsi Group advocating the election of its nominees, Dean Jacobson and Joel Looney (the "Horejsi candidates"). In short, we urge you not to support the Horejsi candidates and to withhold your vote from them by disregarding the Horejsi Group's green proxy card. IF YOU HAVE VOTED ON THE HOREJSI GROUP'S GREEN PROXY CARD, YOU MAY STILL VOTE FOR THE INCUMBENTS BY SIGNING, DATING AND SENDING IN A WHITE PROXY CARD AT THIS TIME, WHICH WILL CANCEL YOUR PREVIOUS VOTE.

      The Horejsi Group has never informed the Board of Directors of a reason for its desire to have a majority of its nominees on the Board, but we believe the Group's actions towards two other closed-end funds it has taken control of in recent years, Boulder Total Return Fund and Boulder Growth & Income Fund (the "Boulder Funds"), may indicate the Group's plans. As with the Fund, the Horejsi Group accumulated a large position in the Boulder Funds without disclosing any specific intentions. With respect to each of the Boulder Funds, the Horejsi Group then engaged in proxy battles, similar to the current one with the Fund, which led to: 1) the election of a majority of the Group's nominees to the Boulder Fund boards; 2) the appointment of the Group's affiliated adviser as adviser to the Boulder Funds at a substantially higher cost to their stockholders; and 3) the change of the Boulder Funds' basic investment objectives and strategies.

      Since the Horejsi Group has stated nothing to the Board or Fund stockholders about its real intentions, we are concerned that its opposing proxy solicitation is merely step one in its plan to make the Fund a third "Boulder Fund." IF THE HOREJSI GROUP WERE TO FOLLOW ITS PATTERN, WE ARE CONCERNED THAT THE LIKELY RESULT WOULD BE:

   o THE REMOVAL OF WELLINGTON MANAGEMENT AND NICHOLAS ADAMS as the Fund's investment adviser and portfolio manager and their replacement by advisers and personnel that are affiliated with the Horejsi Group;

   o A SIGNIFICANT INCREASE IN THE FUND'S ADVISORY FEE RATE (the Boulder Funds currently pay fees to Horejsi Group affiliates at rates that are almost double the rates paid to their previous investment advisers); and

   o A CHANGE FROM THE FUND'S LONG-STANDING AND UNIQUE INVESTMENT OBJECTIVE AND STRATEGIES of investing in small to mid-sized financial institutions.

      We believe that the majority of Fund stockholders based their decision to invest in the Fund on the Fund's investment adviser, its fee structure and its unique investment strategy. We do not think the Horejsi candidates have the independence or the experience to represent adequately all Fund stockholders and to promote the continuance of the Fund's exceptional performance. We hope you will agree with us that the incumbents are best suited to preserve the distinctive and long-standing investment opportunity that the Fund has provided to its stockholders for over 15 years. IF YOU CARE ABOUT MAINTAINING AN INVESTMENT IN A FUND MANAGED BY WELLINGTON MANAGEMENT AND NICHOLAS ADAMS AND ARE

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DEDICATED TO A UNIQUE LONG-TERM INVESTMENT STRATEGY, IT IS CRUCIAL THAT YOU VOTE
NOW FOR MESSRS. DORSEY AND LA BLANC ON THE WHITE PROXY CARD.

      Once again, please sign, date, and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope. PLEASE DISREGARD ANY GREEN PROXY CARDS YOU MAY RECEIVE FROM THE HOREJSI GROUP OR ITS SOLICITORS. IF YOU HAVE ALREADY VOTED A GREEN PROXY CARD, YOU MAY STILL SUBMIT A WHITE PROXY CARD, WHICH WOULD CANCEL YOUR VOTE ON THE GREEN PROXY CARD. Should you need another copy of our proxy materials, or if you have any questions or need other assistance, please call the Fund's proxy solicitor, Georgeson Shareholder Communications Inc., toll free at (800) 530-2809.

      Thank you for your time and consideration.

                                          Sincerely,

                                          /s/ Tom Mooney

                                          Thomas T. Mooney
                                          Chairman of the Board of Directors
                                          First Financial Fund, Inc.